EXHIBIT 99.6

                       EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (this "Agreement") made as of the 28th day of February, 1997 by and between JAMES P. ASHMAN, residing at the address indicated following his signature below (hereinafter referred to as "Employee") and CAI WIRELESS SYSTEMS, INC., a Connecticut corporation having its principal place of business at 18 Corporate Woods Boulevard, Third Floor, Albany, New York 12211 (hereinafter referred to as the "Company").

     .    EMPLOYMENT.  The Company hereby employs Employee and Employee agrees to work for the Company as Executive Vice President and Chief Financial Officer during the Term (as defined below) of and upon the terms and conditions set forth in this Agreement.

     .    COMPENSATION/BENEFITS.  ()  BASE SALARY.  During the Term of
this Agreement, the Company agrees to pay Employee a base annual salary of $183,000 ("Base Salary"). Such Base Salary shall be reviewed no less frequently than annually during the term of this Agreement and may be increased but not decreased by the board of directors. Such Base Salary shall be payable in accordance with the Company's normal business practices or in such other amounts and at such other times as the parties may mutually agree.

          ()   BONUSES.  During the Term of this Agreement, the Company
shall pay to the Employee an annual bonus of up to 25% of Base Salary, based upon the Company's achievement of performance targets established by the Company's board of directors. These targets will be revised annually within ninety days of the beginning of each calendar year in consultation with the Employee. The bonus may be structured as a part of a deferred compensation arrangement.

          ()   INCENTIVE COMPENSATION.  During the Term of this
Agreement, Employee shall be entitled to participate in any pooled incentive programs established by the Company for senior executive employees.

          ()   BENEFITS/VACATION.  During the Term of this Agreement, the
Company also shall provide Employee with such other benefits, including medical, disability, pension and severance plans, as are made generally available to senior executive employees of the Company from time to time. Employee shall be entitled to twenty-six bank days as the vacation, personal and sick benefit during each year of the Term in accordance with the policy set forth in the Employee Manual of the Company. Accrued vacation may be carried over or "sold back" to the Company to the extent permitted by, and in accordance with, the policy set forth in the Employee Manual of the Company.

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()   LIFE INSURANCE.  Subject to Employee's submitting to any required physical examinations, the Company shall purchase and maintain in effect a term insurance policy with a face amount of one times Employee's Base Salary or other greater amount as may be specified in the Company's senior executive benefit policies or plans on the life of Employee and shall permit Employee to designate the beneficiary thereof.

     .    SERVICES.  Employee agrees to devote all of his working time, attention and energies to the business of the Company and its Affiliates under the general direction of the board of directors acting through its Chairman and delegated officers. Employee shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement, render services, for compensation or otherwise, to or for any other person or firm; provided that nothing herein shall be interpreted to preclude Employee from participating as an officer or director of, or advisor to, any charitable or other tax exempt or civic organization.

     .    TERM.  The term of this Agreement (the "Term" or the "Term of this Agreement") shall be for a period beginning on the date hereof (the "Commencement Date") and continuing until the second anniversary of the Commencement Date, and shall be automatically renewed annually thereafter for successive one year periods on terms no less favorable than are contained herein unless either party gives notice to the other of its intention not to renew this Agreement within sixty days of the expiration of the Term of this Agreement.

     .    EARLY TERMINATION.  ()  GENERAL.  The Employee's employment hereunder shall be terminated and, other than the obligations listed in Paragraph 5(b), the Company's obligations hereunder shall cease, including the obligation to pay compensation for any period after the date of termination, (i) without the necessity of notice, upon the death of the Employee, or (ii) upon written notice of a finding that the Employee has (a) acted with gross negligence or willful misconduct in connection with the performance of his duties hereunder, (b) engaged in a material act of insubordination or of common law fraud against the Company or its employees, or (c) acted against the best interests of the Company in a manner that has or could have a material adverse affect on the financial condition of the Company (death of the Employee or any such finding is referred to herein as "Cause"), provided, however, that after an event described in Annex A hereto only events under (i) and (ii)(a) of this Paragraph 5 shall constitute "Cause". Upon any termination of Employee's employment, the Term of this Agreement shall expire. In the event of Employee's termination other than for Cause, Employee shall be entitled to severance in an amount equal to his then Base Salary under Paragraph 2, payable in twelve equal monthly installments (the "Severance Amount").

          ()   PAYMENTS UPON TERMINATION. Upon termination of this
Agreement for any reason other than for Cause, Employee shall be entitled to all compensation and benefits earned but not yet paid up to and including the termination date, including Base Salary, bonus and any other incentive compensation. Unused vacation shall be treated in accordance with the policy set forth in the Employee Manual of the Company.

          ()   DISABILITY.  If Employee shall become unable efficiently
to perform the essential functions of his job, even with reasonable accommodation, as a result of a disability or illness, as such terms are defined by the Americans with Disabilities Act, he shall be entitled to his regular compensation until the total period of disability or illness (whether or not continuous and whether or not the same disability or illness) shall exceed 60 days during any calendar year in the Term hereunder. This Agreement may thereafter be terminated by the Company and the Company's obligations hereunder shall cease, including the obligation to pay compensation for any period after the date of termination. Any amounts payable as compensation during the period of disability or illness shall be reduced by any amounts paid during such period under any disability plan or similar insurance of the Company.

     .    EMPLOYER'S AUTHORITY.  Employee agrees to observe and comply with the rules and regulations of the Company as adopted by the Company's President or Chief Executive Officer or by the board of directors respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time.

     .    EXPENSES.  During the Term of this Agreement, the Company shall reimburse Employee for the reasonable business expenses incurred by Employee in the course of performing his duties for the Company hereunder in accordance with the procedures then in place for such reimbursement.

     .    AUTOMOBILE ALLOWANCE.  During the Term of this Agreement,
Employee shall be entitled to an automobile allowance of $650.00 per month, payable monthly in arrears.

     .    NON-DISCLOSURE NON-COMPETITION.  ()  Employee will execute the
Nondisclosure Agreement of the Company, a copy of which is attached as Annex B hereto and made a part hereof. Said agreement shall survive termination of employment hereunder.

          ()   Because Employee's services to the Company are special and because Employee has access to the Company's confidential information, Employee covenants and agrees that if (i)(x) Employee's employment is terminated or not renewed by the Company for Cause or (y) Employee voluntarily terminates his employment relationship hereunder with the Company or Employee elects not to renew his employment with the Company following the expiration of this Agreement, for a period of twelve (12) months following the termination of this Agreement, or (ii) Employee's employment is terminated and Employee is receiving the Severance Amount, for the period during which Employee is receiving such Severance Amount under Paragraph 5 hereof, whichever is applicable, he will not, directly or indirectly, either on his own behalf or on behalf of any person, partnership, corporation or otherwise, (a) engage in any business or undertaking in a capacity that is directly competitive with the wireless cable television, cable television, subscription television, direct broadcast satellite, direct-to-home, wireless Internet access, wired video programming or non-wired video programming businesses (each a "Related Business") being carried on by the Company or any Affiliate thereof, in any market serviced by the Company or any Affiliate thereof, or in any market in which the Company or any Affiliate thereof at the time of Employee's termination of employment, or in any "Service Area" as defined in the Business Relationship Agreement between the Company and Bell Atlantic Corporation ("BAC") and NYNEX Corporation ("NYNEX") as amended and in effect on the date of termination of Employee's employment (the "BR Agreement"), in which the Company or any Affiliate thereof provides, or could be required to provide, pursuant to the terms of the BR Agreement, any transport services for BAC, NYNEX or any Affiliate thereof (BAC, NYNEX and Affiliates of each are collectively referred to as "BANX"), or (b) be employed by or provide consulting services to or be an investor, partner, member or shareholder in, any entity or other person in a Related Business within 25 miles of any city in which the Company or any Affiliate thereof, does business at time of execution or any other city or community in which the Company or any Affiliate thereof, is providing or could become obligated to provide, transport services for BANX or has rights to broadcast or transmit television programming or in which the Company or any Affiliate thereof, has a transmission license at the time of termination, without the prior written consent of the board of directors. The parties agree that the time period and geographical area of non-competition specified above are reasonable and necessary in light of the transactions entered into in this Agreement. If, however, it shall be determined at any time by a court of competent jurisdiction that either the time period restriction or the geographical area restriction, or both, are invalid or unenforceable, the parties agree that any such restriction determined to be invalid or unenforceable shall be deemed so amended as to make such restriction valid and enforceable in the determination of said court, and such restriction, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made as of the date of this Agreement. This subparagraph 9(b) shall survive the termination of this Agreement.

     .    EXECUTION, DELIVERY AND PERFORMANCE.  To the best of Employee=s knowledge, the execution, delivery and performance by Employee of this Agreement or any other agreement, instrument or document contemplated herein or hereby will not result in a breach of or conflict with any terms of any other agreement, instrument or document to which Employee is a party or by which Employee or his property is bound. No consent or approval of any person or entity, other than those that have been obtained by Employee, is required for Employee to execute, deliver and perform its obligations under this Agreement or any agreement, instrument or document contemplated herein or hereby.

     .    NOTICES.  Any notice permitted or required hereunder shall be deemed sufficient when hand-delivered or mailed by certified mail, postage prepaid, and addressed if to the Company at the address indicated above and if to the Employee at the address indicated below (or to such other address as may be provided by written notice received at least five
(5) business days prior to the hand delivery or mailing of any such notice).

     .    MISCELLANEOUS.  (a)  This Agreement (i) constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements or understandings, (ii) may not be assigned by Employee without the prior written consent of the Company, and (iii) may be assigned by the Company to any Affiliate of the Company or to the successors or assigns of the Company, provided such successors or assigns carry on substantially the Company=s telecommunications business as conducted at the time of assignment and shall be binding upon, and inure to the benefit of, any such Affiliate, successor or assign.

          (b) Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

          (c) As used herein, the term "Affiliate" shall mean any individual or entity controlling, controlled by or under common control with the Company, BAC or NYNEX, as the case may be, or any officer or director of the Company, BAC or NYNEX, as the case may be, now or in the future, including without limitation, partnerships in which the Company, BAC or NYNEX, as the case may be, or any Affiliate acquires a controlling interest as a limited or general partner and limited liability companies in which the Company, BAC or NYNEX, as the case may be, or any Affiliate becomes a member.

     .    AMENDMENT.  This Agreement may be amended, modified or
supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

     .    SPECIFIC ENFORCEMENT.  The parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for the Employee's breach of Paragraph 9 of this Agreement, and accordingly, the terms thereof shall be specifically enforced. Employee hereby consents to the entry of any temporary restraining order or preliminary injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof, provided sufficient facts are shown to warrant such relief.

     .    SEVERABILITY.  The provisions of this Agreement are severable.
The invalidity of any provision shall not affect the validity of any other provision.

     .    GOVERNING LAW.  This Agreement shall be construed and regulated in all respects under the laws of the State of New York.

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     IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.


                              CAI WIRELESS SYSTEMS, INC.



                              By /S/

                                Name: John Prisco
                                Its:  President and Chief
                                      Operating Officer


                              EMPLOYEE:


                                  /S/

                               Name: James P. Ashman
                               Address: